Exhibit 4.1
DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock. Provisions of our amended and restated certificate of incorporation and amended and restated bylaws and relevant sections of the Delaware General Corporation Law (“DGCL”) are summarized below and are qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws as well as to the relevant provisions of the DGCL. Copies of our amended and restated certificate of incorporation and amended and restated bylaws are filed as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, and are incorporated herein by reference.

Authorized Capital Stock
Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock
Holders of our common stock are entitled to one vote per share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. Our common stockholders are not entitled to cumulative voting in the election of directors.

Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor if our Board of Directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our Board of Directors may determine.

Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to receive their ratable share of our net assets available after payment of all debts and other liabilities, subject to the prior preferential rights and payment of liquidation preferences, if any, of any outstanding shares of preferred stock.

All shares of our common stock are fully paid and non-assessable. Holders of our common stock have no preemptive, subscription or redemption rights. There is no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock
No shares of preferred stock are issued or outstanding. Our Board of Directors has the authority, subject to the limitations imposed by Delaware law and the NYSE’s listing rules, without any further vote or action by our stockholders, to issue preferred stock in one or more series and to fix the designations, powers, preferences, limitations and rights of the shares of each series, including:
•the designation of the series;
•the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);
•whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•the dates at which dividends, if any, will be payable;
•the redemption rights and price or prices, if any, for shares of the series;
•the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our Company;
•whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
•restrictions on the issuance of shares of the same series or of any other class or series; and
•the voting rights, if any, of the holders of the series.

Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of our common stock.

Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

There are no current agreements or understandings with respect to the issuance of preferred stock and our Board of Directors has no present intentions to issue any shares of preferred stock.

Registration Rights
We are party to a registration rights agreement (the “Registration Rights Agreement”) with BDT Capital Partners, LLC and its affiliated investment funds (collectively, our “principal stockholder”). The Registration Rights Agreement provides our principal stockholder with certain registration rights as described below.

Demand Registration Rights

Subject to several exceptions, including underwriter cutbacks and our right to defer a demand registration under certain circumstances, our principal stockholder may require that we register for public resale under the Securities Act of 1933, as amended (the “Securities Act”) all shares of common stock constituting registrable securities that they request be registered at any time so long as the securities requested to be registered in each registration statement have an aggregate estimated market value of least $25,000,000.

Piggyback Registration Rights
If we propose to register any of our securities under the Securities Act for our own account or the account of any other holder (excluding any registration related to an employee benefit plan or a corporate reorganization or other Rule 145 transaction), our principal stockholder is entitled to notice of such registration and to request that we include registrable securities for resale on such registration statement, and we are required, subject to certain exceptions, to include such registrable securities in such registration statement.

Shelf Registration Rights
If we become eligible to register the sale of our securities on Form S-3 under the Securities Act, which will not be until at least twelve months after the date of our initial public offering, our principal stockholder has the right to require us to register the sale of the registrable securities held by them on Form S-3, subject to offering size and other restrictions. We will undertake in the Registration Rights Agreement to use our reasonable best efforts to file a shelf registration statement on Form S-3 to permit the resale of the shares of common stock held by our principal stockholder. The Registration Rights Agreement does not contemplate the payment of penalties or liquidated damages to our principal stockholder as a result of a failure to register, or delays with respect to the registration of, the registrable securities.

Assignment; Expenses and Indemnification
In connection with the transfer of their registrable securities, our principal stockholder may assign certain of its rights under the Registration Rights Agreement under certain circumstances. In connection with the registrations described above, we will indemnify our principal stockholder and we will bear all fees, costs and expenses (except underwriting discounts and spreads).

Certain Anti-Takeover Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws, our Stockholders’ Agreement and Applicable Law

Certain provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, our Stockholders Agreement and the DGCL may discourage or make more difficult a takeover attempt that a stockholder might consider to be in his, her or its best interest. These provisions may also adversely affect the prevailing market price for shares of our common stock. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us, which may result in an improvement of the terms of any such proposal in favor of our stockholders, and outweigh any potential disadvantage of discouraging those proposals.

No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our common stock entitled to vote generally in the election of directors will be able to elect all our directors.

Supermajority Approval Requirements
The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our amended and restated certificate of incorporation and bylaws provide that, following the time when our principal stockholder no longer maintains beneficial ownership of at least 40% of the aggregate outstanding shares of our common stock, the affirmative vote of holders of 66 2/3% of the total voting power of our outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal specified provisions of our certificate of incorporation, including provisions relating to the size of the Board of Directors, classification of the Board of Directors, election and removal of directors, cumulative voting, special meetings, actions by written consent, indemnification and exculpation, waiver of corporate opportunities, jurisdiction and exclusive forum, and business combinations, and to amend, alter, change or repeal our bylaws. This requirement of a supermajority vote to approve amendments to our certificate of incorporation and bylaws could enable a minority of our stockholders to exercise veto power over any such amendments.

Authorized but Unissued Shares of Capital Stock
Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to the applicable provisions of the DGCL and rules of the NYSE. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.
One of the effects of the existence of authorized but unissued common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at a price higher than the prevailing market price.

Election and Removal of Directors
Our amended and restated certificate of incorporation provides that our Board of Directors shall consist of not less than five nor more than thirteen directors. We are party to a stockholders agreement with our principal stockholder (the “Stockholders Agreement”) provides that, so long as the principal stockholder beneficially owns at least 40% of the aggregate number of outstanding shares of our common stock, the principal stockholder is able to designate a majority of the nominees for election to our Board of Directors. So long as the principal stockholder beneficially owns at least 10% but less than 40% of the aggregate number of outstanding shares of our common stock, the principal stockholder has the right to nominate a percentage of the authorized number of directors equal to the principal stockholder’s ownership of our outstanding common stock (rounded up to the nearest whole director). In addition, so long as the principal stockholder beneficially owns at least 25% of the outstanding shares of our common stock, the principal stockholder has the right to appoint and remove the chairman of our Board of Directors and the lead independent director, if any.

In addition, our amended and restated certificate of incorporation provides that our Board of Directors is divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms. Following the time when our principal stockholder no longer maintains beneficial ownership of at least a majority of the aggregate outstanding shares of our common stock (the “Majority Ownership Threshold”), and subject to obtaining any required stockholder votes, directors may only be removed from office with the affirmative vote of holders of 66 2/3% of the total voting power of our outstanding shares of common stock, voting together as a single class, and, for so long as our Board of Directors remains classified, only for cause. This requirement of a supermajority vote to remove directors for cause could enable a minority of our stockholders to exercise veto power over any such removal. Prior to such time, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the total voting power of our outstanding shares of common stock. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Our amended and restated certificate of incorporation also provides that, subject to the Stockholders Agreement and the rights granted to one or more series of preferred stock then outstanding, any vacancies on our board may be nominated by the Chair and will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum.

Special Meetings of Stockholders
Our amended and restated certificate of incorporation and amended and restated bylaws provide that special meetings of our stockholders may be called at any time by our Board of Directors, the chairman of our Board of Directors, our Chief Executive Officer and, until the Majority Ownership Threshold is no longer met, holders of a majority of the total voting power of our outstanding shares of common stock. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. Except as described above, our stockholders are not permitted to call a special meeting or to require our Board of Directors to call a special meeting.

Advance Notification Requirements for Stockholder Proposals and Director Nominations
Our amended and restated bylaws include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions do not apply to the principal stockholder until the Majority Ownership Threshold is no longer met. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Stockholder Action by Written Consent
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation provides that, following the time that the Majority Ownership Threshold is no longer met, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Section 203 of the Delaware General Corporation Law
Our amended and restated certificate of incorporation contains a provision opting out of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years following the date that such stockholder became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, an asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with its affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. However, our amended and restated certificate of incorporation contains similar provisions to Section 203 of the DGCL providing that we may not engage in a “business combination” with any “interested stockholder” for three years following the date that such stockholder became an interested stockholder, unless the business combination is approved in a prescribed manner. Our amended and restated certificate of incorporation provides that our principal stockholder and its affiliates and any of their respective direct or indirect transferees and any group as to which such persons are a party do not constitute “interested stockholders” for purposes of this provision.

Exclusive Forum
Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that (1) derivative actions or proceedings brought on behalf of the Company, (2) actions against directors, officers and employees asserting a claim of breach of a fiduciary duty owed to the Company or the Company’s stockholders, (3) actions asserting a claim against the Company arising pursuant to the DGCL or the Company’s amended and restated certificate of incorporation or bylaws, (4) actions to interpret, apply, enforce or determine the validity of the Company’s amended and restated certificate of incorporation or bylaws or (5) actions asserting a claim against the Company governed by the internal affairs doctrine, may be brought only in specified courts in the State of Delaware. Our amended and restated certificate of incorporation also provides that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, employees or agents and arising under the Securities Act. However, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. This provision does not apply to claims brought under the Exchange Act.

Corporate Opportunities
The DGCL permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation renounces, to the maximum extent permitted from time to time by law, the application of the doctrine of corporate opportunity or any other analogous doctrine, with respect to the principal stockholder and our directors who are not employed by us or our subsidiaries, and their respective affiliates. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, the principal stockholder and any of its affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates do not have any duty to (1) refrain from engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage, (2) present such opportunity to us before otherwise engaging in it or offering it to another entity, unless such opportunity was offered to any of our directors in his or her capacity as our director or (3) refrain otherwise from competing, directly or indirectly, with us or our subsidiaries. In addition, to the fullest extent permitted by law, in the event that the principal stockholder or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for themselves or himself or herself or their or his or her affiliates or for us or our affiliates, such person has no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitation of Liability and Indemnification of Directors and Officers
Our amended and restated certificate of incorporation includes provisions that limit the personal liability of our directors and officers for monetary damages for breach of their fiduciary duties as directors or officers, except to the extent that such limitation is not permitted under the DGCL. Such limitation shall not apply, except to the extent permitted by the DGCL, to (1) any breach of a director’s or officer’s duty of loyalty to us or our stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) in the case of directors, any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the DGCL or (4) any transaction from which the director or officer derived an improper personal benefit. These provisions have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s or officer’s breach of his or her duty of care.

Our amended and restated certificate of incorporation provides for indemnification, to the fullest extent permitted by the DGCL, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or, at the request of the Company, serves or served as a director, officer, employee, agent or trustee of another entity or enterprise, against all expenses, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred in connection with the defense or settlement of such action, suit or proceeding. In addition, we have entered into customary indemnification agreements with each of our executive officers and directors pursuant to which we have agreed to indemnify each such executive officer and director to the fullest extent permitted by the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Listing
Our common stock is listed on the NYSE under the symbol “ALH”.

Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company N.A. The transfer agent’s address is 150 Royall St, Canton MA 02021 and the telephone number is 1-800-736-3001.